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                                                                    EXHIBIT 99.2

ROCKY SHOES & BOOTS, INC. AND SUBSIDIARIES

                                   SCHEDULE II

CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS FOR THE YEARS DECEMBER 31, 2001, 2000 AND 1999

                Column A                     Column B             Column C              Column D        Column E
                                                            Additions Charged To
                                                            --------------------

                                            Balance at
               DESCRIPTION                 Beginning of    Costs and      Other                      Balance at End
                                              Period       Expenses      Accounts      Deductions       of Period

ALLOWANCE FOR DOUBTFUL
ACCOUNTS:

Year ended December 31, 2001                    $503,429     $224,253                 $(382,682)(1)         $345,000

Year ended December 31, 2000                    $714,517     $727,716                 $(938,804)(1)         $503,429

Year ended December 31, 1999                    $605,705     $461,801                 $(352,989)(1)         $714,517


RESERVE FOR OBSOLETE
INVENTORY:

Year ended December 31, 2001                    $340,553     $161,000                 $(340,553)(2)         $161,000

Year ended December 31, 2000                    $445,000     $340,553                 $(445,000)(2)         $340,553

Year ended December 31, 1999                    $350,000     $445,000                 $(350,000)(2)         $445,000




(1)  Amount charged off, net of recoveries

(2)  Represents adjustment upon disposal of related inventories